Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: February 25, 2008

Contact: Ms. Judith Barber
Corporate Secretary

BANK OF SMITHTOWN ANNOUNCES
TWO NEW BRANCHES

Expects 4 or 5 New Branches
to Open This Year

Smithtown, NY, February 25, 2008 - Bank of Smithtown has acquired two new branch sites in Brentwood and Greenvale.

The Brentwood site is in Suffolk County. The Bank’s Chairman & CEO, Brad Rock, commented: “Our Hauppauge branch on Motor Parkway is very near Brentwood, and we have attracted many small business customers and consumers to that office from Brentwood’s Hispanic community. We have been looking for awhile for a good site in Brentwood to build upon that success. We are delighted that we have now acquired an excellent site on Washington Avenue in the center of town.”

The Greenvale site is in Nassau County on Northern Boulevard in the prestigious Wheatley Plaza shopping center. Mr. Rock commented: “From Wheatley Plaza to the Americana Plaza along the ‘Miracle Mile’ section of Northern Boulevard has long been established as the most prestigious shopping area in Nassau County. We are very pleased to have acquired such an attractive location near so many high-end stores with such a considerable volume of foot traffic”. This will be Bank of Smithtown’s second branch in Nassau County. The first is located in Port Washington.

The Bank presently expects four or five new branches to open this year. The Wheatley Plaza branch should open early during the second quarter. New branches in Nesconset and Huntington have been under construction for several months now and are expected to open later during the second quarter. The Bank is also currently in negotiations for several other sites. It presently appears that two of those other sites could potentially open during 2008 if deals were to be successfully concluded with the current owners.

Mr. Rock added: “These new branches will help us fund the strong loan growth that we have experienced recently primarily as a result of the reduced availability of permanent mortgage money from the Wall Street conduit market.”

Bank of Smithtown currently has 15 branches with assets of approximately $1.2 billion. In recent years, the Bank has opened seven “new-style” branches which have been featured in many newspaper and magazine articles for their innovative design and financial success. The new branches have collected as much as $1 million per week in deposits for as many as 25 weeks after opening. Last year, the Bank’s two newest branches collected $51 million in deposits, with 72% of the money being “core deposits”, which includes checking, savings, money market and NOW accounts.

In addition to the four or five branches that the Bank expects to open this year, the Bank currently has five other new branch projects in some stage of development which are expected to open during 2009. One of those is the newly-acquired Brentwood site. The others are located in Port Jefferson, Deer Park, Setauket and St. James.

“Many people on our staff and management team contribute to the success of our recent branch efforts,” said Mr. Rock, “but our Executive Vice President, John Romano, and our Branch Project Manager, John Wilson, have been the most instrumental to our recent efforts. They find the sites, negotiate the deals and get the branches built. They are to be commended for the increasing pace and success of our branch development.”

Smithtown Bancorp (NASDAQ: SMTB) is the publicly-held parent company of Bank of Smithtown. The Company’s stock is traded on the NASDAQ Global Market under the symbol “SMTB”. In the most recent January issue of U.S. Banker magazine, the Company was rated the sixth best “mid-size” bank in the United States, and the 13th best bank of any size. There are approximately 8,300 banks in the United States.

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Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “appear” or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.